Exhibit 10.5

Consulting Agreement with Vanguard Strategies, Inc.

CONSULTING AGREEMENT

CONSULTING AGREEMENT (this “Agreement”), effective as of August 1, 2003, by and between GLOBAL EPOINT, INC., a Nevada corporation with its primary office located in California (the “Company”), and VANGUARD STRATEGIES, INC., with its office located in Nevada (the “Consultant”).

WHEREAS, the Company recognizes that the Consultant can contribute to the growth and success of the Company and the Company desires to secure the benefits of the Consultant’s services with the Company;

WHEREAS, the Company recognizes that Frederick Sandvick, the principal shareholder of Consultant, would be owed $1,390,000 under his Employment Agreement with the Company upon the closing of the merger between the Company and McDigit, Inc. pursuant to the Reorganization and Stock Purchase Agreement dated March 31, 2003 (the “Reorganization Agreement”);

WHEREAS, the Company desires to enter into this Consulting Agreement as a condition of Frederick Sandvick terminating his Employment Agreement with the Company and as a condition of the closing of the merger pursuant to the Reorganization Agreement.

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1)	Consulting. The Company hereby agrees to hire the Consultant, and the Consultant hereby agrees to perform certain advisory services for the Company, on the terms and conditions set forth herein.

2)	Term. The term of advisory services of the Consultant by the Company hereunder shall commence as of the date hereof (the “Effective Date”), and such initial term shall end on August 31, 2008, but shall be automatically extended unless sooner terminated as hereinafter provided. Commencing on September 1, 2008, and on each anniversary thereafter (each such date an “Anniversary Date”), the term of the Consultant’s advisory services shall automatically be extended for one additional year, unless the Company has given not less than 90 days notice immediately preceding an Anniversary Date (a “Nonrenewal Notice”) to the Consultant that it does not wish to extend the Term. References herein to the “Term” of this Agreement shall refer to both the initial term and any extended term hereunder. Notwithstanding the expiration of the Term or other termination of this Agreement, the provisions of Sections 3(b), 4(b), 4(c), 6 and 8 hereof shall continue in effect.

3)	Nature of Performance.

a)	Positions and Duties. The Consultant shall serve as an Advisory Director to the Company and shall provide advisory services as would be similarly provided by a Director of the Company. Nothing contained in or inferable from this Agreement or Consultant’s role with the Company or any of its subsidiaries or affiliates shall be construed to prevent Consultant from owning an interest in or performing services, including, but not limited to, acting as a director and/or officer, with respect to any other business venture; provided that such other business is not directly competitive with the business of the Company as such business exists on the date of this Agreement.

b)	Indemnification. To the fullest extent permitted by law, the Company shall indemnify the Consultant for all amounts (including, without limitation, judgments, fines, settlement payments, losses, damages, costs and expenses, including reasonable attorneys’ fees) incurred or paid by the Consultant in connection with any action, proceeding, suit or investigation arising out of or relating to the performance by the Consultant of services for, or acting as a consultant or advisor to, the Company or any subsidiary thereof.

4)	Compensation and Related Matters.

a)	Base Consulting Fee. Commencing on the Effective Date, and continuing during the Term the Company shall pay to the Consultant a minimum annual base fee of $180,000. The minimum annual base fee shall be paid in two installments each month on each of the first and fifteenth day. Notwithstanding the applicable minimum annual base fee set forth above, the Company shall pay to the Consultant a minimum annual base fee at a rate not less than $190,000 if the Pretax income (prior to the subtraction of Consultant’s compensation) of the Company for any calendar year during the Term equals or exceeds $5,000,000. The fee shall be applied retroactively to the first day of the calendar year in which such Pretax income requirement is met. Compensation of the Consultant by fee payments shall not be deemed exclusive and shall not prevent the Consultant from participating in any other compensation or benefit plan of the Company. The fee payments (including any increased fee payments) hereunder shall not in any way limit or reduce any other obligation of the Company hereunder, except as expressly provided, and no other compensation, benefit or payment hereunder shall in any way limit or reduce the obligation of the Company to pay the Consultant’s fee hereunder.

b)	Bonuses. Consultant shall be entitled to all of the following bonuses: (i) ten percent (10%) of the net (i.e. after direct legal or other related fees incurred by the Company subsequent to the effective date of this Agreement in connection with such litigation) monetary award received by the Company, if any, in connection with the breach of contract lawsuit filed by the Company against the Commonwealth of Pennsylvania; with one-half of such fee to be applied to reduce the $300,000 maximum bonus described under the following subsection herein, (ii) within 45 days, except for the fourth quarter which shall be within 90 days, following the end of each fiscal quarter of the Company, the Company shall pay to Consultant a bonus equal to 5% of the consolidated Pretax income of the Company over $500,000, up to a maximum bonus of $300,000 (the 5% Bonus Formula). The Board shall have the discretion to award an annual bonus to the Consultant in addition to any amounts earned under the foregoing described percentages. Any additional bonus so awarded shall form part of the Consultant’s Bonus for purposes of this Agreement. For each fiscal year, the total amount earned by the Consultant under this Section 4(b) is hereinafter referred to as a “Bonus.” For purposes of this section: “Pretax income” shall mean the consolidated pretax income (excluding extraordinary gains or losses) of the Company and its subsidiaries for the year, as reflected in the respective Consolidated Statement of Income prepared in accordance with generally accepted accounting principles (“GAAP”) and consistent with prior practice, as included in the Company’s filings with the Securities and Exchange Commission.

For purposes of this Agreement, a “Pro Rata Bonus” shall be equal to the amount calculated by: multiplying the 5% Bonus Formula by a fraction, the numerator of which is the number of months in such quarter in which the Date of Termination occurs, and the denominator of which is 3.

In addition, the Company shall in good faith negotiate a mutually acceptable bonus arrangement with the Consultant in which the Consultant shall receive a percentage of revenue the Company generates from sales of prepaid phone cards, sales of its products to the gambling industry to customers introduced by Sandvick, and sales or other fees earned from the use or implementation of the Company’s on-line instant ticket patent. If Consultant chooses not to assist the Company or the Company chooses not to have Consultant assist in those particular markets, then the Company shall not be obligated to negotiate a bonus to Consultant for revenues generated in those markets.

c)	Additional Advisory Fees. In addition to the compensation set forth above, in the event Consultant, at any time during the term hereof, introduces the Company to any individual or entity in connection with any potential strategic alliance, business partnering arrangement, merger or acquisition opportunity or other commercial business transaction involving the purchase or sale of equipment or services (or client financing) wherein cash consideration to the Company does not constitute a material inducement for the Company to enter into the transaction (a “Strategic Transaction”), and a Strategic Transaction is completed within three (3) years of such introduction, regardless of any termination of this Agreement, Consultant shall be entitled to a cash commission equal to three percent (3%) of the value of such transaction. Such commission shall be paid at the time the consideration for the transaction is paid.

d)	Stock Options. Consultant shall be entitled to and shall receive options to purchase Common Stock in the same amount and in the same manner as granted to outside directors of the Company (the “Shares”). Additionally, the Company acknowledges and agrees that, notwithstanding anything contained herein or in any prior employment or option agreement executed between the Company and Consultant, the 953,334 options to purchase Common Stock currently held by Frederick Sandvick shall immediately vest, if not already vested, and be exercisable for the term provided on the particular option agreement regardless of whether this Agreement is terminated or whether Mr. Sandvick is an employee of the Company (“Sandvick Shares”).

i)	All Shares shall become immediately exercisable, if not already exercisable: (A) in the event of termination by the Company (as defined in Section 5 (a) or (c) hereof) or (B) upon termination by the Consultant for Good Reason (as defined in Section 5(b) hereof).

ii)	The Company shall take all reasonable actions necessary and appropriate to ensure that the Shares acquired or that may be acquired by the Consultant upon exercise of any stock option granted to the Consultant (including, but not limited to, any stock options referred to in paragraph (d) and (e) hereof) (collectively the “Option Shares”) may be sold immediately, without any resale restrictions other than the volume limitations of rule 144(e) promulgated under the Securities Act of 1933, as amended (the “ Act”), by the timely filing of an effective Registration Statement on Form S-8 under the Securities Act of 1933, or any successor form or such other form as may be appropriate under the then existing circumstances. In addition, during a period of one-year following the Date of Termination, the Consultant may deliver to the Company a written request (a “Demand Registration Request”) that the Company register any or all of the Option Shares for sale pursuant to an underwritten public offering under the Act. Within ten (10) days after the receipt of the Demand Registration Request, the Company shall give written notice to the Consultant of whether it intends to comply with such demand. In the event the Company desires not to comply with such demand, the Company shall pay the Consultant, in respect of the number of Option Shares set forth in the Demand Registration Request, an amount in cash equal to the average of the closing sale prices of the Shares for the twenty (20) consecutive trading days prior to the date of the Demand Registration Request (less, in the case of any such Option Shares that had not yet been acquired by the Consultant, the exercise price applicable to any such Option Shares) ( the “Minimum Payment”) in exchange for the cancellation of such options or Shares, as the case may be. If the Company desires to comply with the Demand Registration Request, the Company shall, as soon as practicable following the date of such determination, prepare and file, at its own expense, a Registration Statement (on the-then appropriate form, or if more than one form is available, on the appropriate form selected by the Company) with the Securities and Exchange Commission (“SEC”) under the Act, covering such number of Option Shares as set forth in the Demand Registration Request and to take all necessary steps to have such Shares qualified for sale under state securities or “blue sky” laws and any applicable gaming regulations, provided that in no event shall such Registration Statement be filed later than sixty (60) days following the Company’s response to the Demand Registration Request. The Consultant acknowledges that such Registration Statement may include other Shares being sold by the Company or other selling security holders. Further, the Company shall use its best efforts to have such registration Statement declared effective by the SEC as soon as practicable thereafter and shall take all necessary actions (including, if required, the tiling of any supplements or post-effective amendments to such Registration Statement) to keep such registration effective to permit the lawful sale of such Shares. In the event the Registration Statement is not declared effective within 120 days following the response by the Company to the Demand Registration Request, the Consultant shall have the option to (A) sell such Option Shares, (B) require that the Company pay to the Consultant the Minimum Payment relating to any Option Shares set forth in the Demand Registration Statement that are still owned or held by the Consultant at such time, or (C) a combination of (A) and (B) above. For purposes of this Section 4(d), the term “Consultant” shall include the Consultant or any Beneficiary.

iii)	With respect to the exercise of options for Shares or Sandvick Shares (collectively referred to in this subsection as the “Options”), exercise of the purchase rights represented by such Options shall be made by delivery to the Company of a duly executed notice of exercise (“Notice”) together with payment of the aggregate exercise price of the Shares or Sandvick Shares, as applicable, thereby purchased by wire transfer, cashier’s check drawn on a United States bank, or by personal check drawn on a United States bank. The Company shall notify the transfer agent for the Company of the exercise of such Options and take any and all such actions and provide such legal opinion or other documentation as is required by the transfer agent to cause the Shares or Sandvick Shares, as applicable, to be delivered to Consultant or Sandvick, as applicable, within ten (10) business days from the date of delivery to the Company of the Notice and payment of the aggregate exercise price therefor. Any such Option shall be deemed to have been exercised on the date the Notice is delivered to the Company. The Shares or Sandvick Shares, as applicable, shall be deemed to have been issued, and the holder thereof, or any other person so designated to be named therein, shall be deemed to have become a holder of record of such shares for all purposes, as of the date the Notice is delivered to the Company.

e)	Other Benefits. During the Term, the Consultant shall be entitled to participate in the Company’s medical plans (the “Medical Plans”), now or hereinafter in effect, that are applicable to the Company’s employees generally or to its executive officers, as the case may be, subject to and on a basis consistent with the terms, conditions and overall administration of the Medical Plans. During the Term, the Consultant shall also participate in any plans maintained by the Company for directors of the Company including any provisions in any Company stock option plan relating to grants to directors, but excluding any cash fees payable to directors. Notwithstanding the foregoing, continued participation in any such director plan is subject to the Board’s determination at any time to cease the Consultant’s participation therein (as long as all directors’ participation has ceased), provided that any such determination by the Board shall not adversely affect any awards previously made to, or any amounts previously accrued on behalf of, the Consultant under any such plan.

f)	Expenses. During the Term, the Consultant shall be entitled to receive prompt reimbursement for all reasonable and customary expenses incurred by the Consultant in performing his services hereunder, including all expenses of travel and accommodations while engaged in business of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company. The Company shall provide a cellular phone and reimbursement of monthly airtime (monthly amounts in excess of $200 shall require approval) for Consultant during the Term of this Agreement.

5)	Termination. The Consultant’s advisory services hereunder may be terminated without breach of this Agreement only under the following circumstances:

a)	Termination by Company by Nonrenewal Notice. The Company may terminate Consultant’s advisory services at the end of the Term by providing Consultant with a Nonrenewal Notice pursuant to the requirements set forth in Section 2.

b)	Termination by the Consultant; Change in Control.

i)	The Consultant may terminate his advisory services hereunder for “Good Reason.” For purposes of this Agreement, the Consultant shall have” Good Reason” to terminate his advisory services hereunder (A) upon a failure by the Company to comply with any material provision of this Agreement that has not been cured within ten business days after notice of such noncompliance has been given by the Consultant to the Company, or (B) for any reason within one year following the occurrence of a Change in Control.

ii)	For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if:

(1)

any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than (1) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or (2) any “person”

beneficially owned, directly or indirectly, by the stockholders of the Company in substantially the same proportion as their ownership of shares), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act ), directly or indirectly, of securities of the Company representing more than the combined Company stock holdings of Johnny Pan, Toresa Lou, Auspex Investments and JTC Trust (or any affiliates thereof);

(2)	during any period of not more than two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof and more than 20% of the combined holdings of Johnny Pan, Toresa Lou, Auspex Investments and the JTC Trust are sold or otherwise disposed;

(3)	the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (1) a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) 50.1% or more of the combined voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation; or

(4)	the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect).

c)	Termination by the Company after August 31,2004 by other than Nonrenewal Notice Required by Section 2. The Company shall have the option after August 31, 2004 to terminate the Term of Consultant’s advisory services by providing Consultant with at least 30 day’s notice of such termination. The Company shall not have the right to terminate the Term prior to August 31, 2004 under any condition.

d)	Notice of Termination. Any termination of the Consultant’s advisory services by the Company or by the Consultant shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Consultant’s advisory services under the provision so indicated.

e)	Date of Termination. “Date of Termination” shall mean the later of the date allowed under the terms of this Agreement or, if within thirty (30) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the date on which the dispute is finally determined, either by mutual written agreement of the parties or by a binding and final arbitration award.

6)	Compensation upon Termination.

a)	Termination by the Company by Nonrenewal Notice. If the Company terminates Consultant’s advisory services by providing a Nonrenewal Notice pursuant to section 5 (a) hereof, then,

i)	as soon as practicable thereafter, the Company shall pay the Consultant or the Consultant’s Beneficiary, as the case may be, (A) all unpaid amounts, if any, to which the Consultant was entitled through the Date of Termination under Section 4(a) hereof and shall pay to the Consultant or the Consultant’s Beneficiary, as the case may be, in accordance with the terms of the applicable plan or program, all other unpaid amounts to which Consultant was then entitled under any of the Benefit Plans (collectively, “Accrued Obligations”); and (B) the Consultant’s Pro Rata Bonus, as defined in Section 4 (b) hereof;

ii)

the Company shall pay the Consultant a lump-sum amount equal to the sum of (A) $990,000 less (B) (Y times $7,500), where Y is equal to the number of months subsequent to August 31, 2004 that Consultant was paid at least $15,000 per month as a base fee pursuant to Section 4 (a) hereof, provided, however, that in the event Y times $7,500 is greater than $990,000, such product, for purposes of this section, shall be deemed to be $990,000;

iii)	the Company shall, regardless of Termination of the Consultant’s advisory services, continue to pay to Consultant, or Consultant’s Beneficiary, any and all amounts due to Consultant under Section 4 (b) “Bonuses” and Section 4(c) “Advisory Fees”;

iv)	the Consultant shall continue to be provided by the Company with the same medical insurance coverage as existed immediately prior to the applicable Notice of Termination, such coverage to continue for thirty-six (36) months from the Date of Termination; provided, however, that such coverage shall be reduced to the extent that the Consultant obtains similar coverage paid by a subsequent company;

v)	as of the Date of Termination, all Shares underlying outstanding stock options granted to the Consultant (including the stock options referred to in Section 4(d) hereof and any stock options referred to in Section 4(e) hereof) shall become fully exercisable. The Consultant, or the Consultant’s Beneficiary (as the case may be) shall have the right to exercise any stock option, to the extent then exercisable, for a period of eighteen months following the Date of Termination (or such longer period as may be provided pursuant to the terms of the Stock Option Plans), but in no event beyond the expiration of the term of any such option; and

vi)	the Company shall reimburse the Consultant for costs and other expenses incurred by the Consultant (including attorneys’ fees) in connection with his termination of advisory services, including costs and other expenses incurred in enforcing its rights hereunder.

b)	Termination for Good Reason. If the Consultant terminates his employment for Good Reason, then:

i)	the Company shall pay the Accrued Obligations and Pro Rata Bonus to the Consultant at the time(s) set forth in Section 6(a)(i) hereof;

ii)	the Company shall pay to the Consultant a lump sum payment equal to the sum of (A) $990,000 less (B) (Y times $7,500), where Y is equal to the number of months subsequent to August 31, 2004 that Consultant was paid at least $15,000 per month as a base fee pursuant to Section 4 (a) hereof, provided, however, that in the event Y times $7,500 is greater than $990,000, such product, for purposes of this section shall be deemed to be $990,000;

iii)	the Consultant shall continue to be provided by the Company with the same medical insurance coverage as existed immediately prior to the applicable Notice of Termination, such coverage to continue for thirty-six (36) months from the Date of Termination; provided, however, that such coverage shall be reduced to the extent that the Consultant obtains similar coverage paid by a subsequent company;

iv)	as of the Date of Termination, all Shares underlying outstanding stock options granted to the Consultant (including the stock options referred to in Section 4(d) hereof and any stock options referred to in Section 4(e) hereof) shall become fully exercisable. The Consultant shall have the right to exercise any stock option, to the extent then exercisable, for a period of eighteen months following the Date of Termination (or such longer period as may be provided pursuant to the terms of the Stock Option Plans), but in no event beyond the expiration of the term of any such option; and

v)	the Company shall reimburse the Consultant for costs and other expenses incurred by the Consultant (including attorneys’ fees) in connection with his termination of advisory services, including costs and other expenses incurred in enforcing its rights hereunder.

c)	Termination by the Company after August 31, 2004 by other than Nonrenewal Notice Required by Section 2. If the Company terminates the Term of Consultant’s advisory services prior to the end of Consultant’s Term pursuant to Section 5 (c), then:

i)	the Company shall pay the Accrued Obligations and Pro Rata Bonus to the Consultant at the time(s) set forth in Section 6(a)(i) hereof;

ii)	the Company shall pay to the Consultant a lump sum payment equal to $990,000 without offset of any amounts previously paid to Consultant;

iii)	the Consultant shall continue to be provided by the Company with the same medical insurance coverage as existed immediately prior to the applicable Notice of Termination, such coverage to continue for thirty-six (36) months from the Date of Termination; provided, however, that such coverage shall be reduced to the extent that the Consultant obtains similar coverage paid by a subsequent company;

iv)	as of the Date of Termination, all Shares underlying outstanding stock options granted to the Consultant (including the stock options referred to in Section 4(d) hereof and any stock options referred to in Section 4(e) hereof) shall become fully exercisable. The Consultant shall have the right to exercise any stock option, to the extent then exercisable, for a period of eighteen months following the Date of Termination (or such longer period as may be provided pursuant to the terms of the Stock Option Plans), but in no event beyond the expiration of the term of any such option; and

v)	the Company shall reimburse the Consultant for costs and other expenses incurred by the Consultant (including attorneys’ fees) in connection with his termination of advisory services, including costs and other expenses incurred in enforcing its rights hereunder.

7)	Additional Payments upon Termination. If Consultant’s advisory services are terminated by the Company by a Nonrenewal Notice or if Consultant’s advisory services are voluntarily terminated by Consultant for Good Reason, and any payment or benefit received or to be received by the Consultant, whether or not such payments or benefits are received pursuant to the terms of this Agreement (such payments and benefits being hereinafter called “Total Payments”), would be subject (in whole or part), to the tax (the “Excise Tax”) imposed under section 4999 of the Code, the Company shall pay to the Consultant such additional amounts (the “Gross-Up Payment”) as may be necessary to place the Consultant in the same after-tax position as if no portion of the Total Payments had been subject to the Excise Tax. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder, the Consultant shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by the Consultant to the extent that such repayment results in a reduction in Excise Tax and/or a federal, state or local income tax deduction) plus interest on the amount of such repayment at the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Consultant with respect to such excess) at the time that the amount of such excess is finally determined. The Consultant and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

8)	Non-Disclosure of Proprietary Information.

a)	For purposes of this Agreement, the term “Proprietary Information” includes all information concerning trade secrets, patents, patents pending, the identity and preference of Company’s customers to the extent that such information is a valuable component of Company’s business, is identified as proprietary and is not generally ascertainable by parties unaffiliated with Company.

b)

Consultant acknowledges and agrees that, during the term of this Agreement, by reason of his position, he will have the opportunity and obligation to become familiar with Proprietary Information. Consultant acknowledges and agrees that the knowledge of the Proprietary Information compromises a valuable business asset of the Company. Consultant further acknowledges and agrees that Company intends to enhance the value of Proprietary Information through extensive investments in engineering, research, marketing and developing customer relations and Consultant will help accomplish this goal.

Consultant acknowledges and agrees that Company has a legitimate interest in protecting Proprietary Information from misappropriation or diversion by Consultant. The parties have considered carefully how best to protect this legitimate interest and hereby agree to the following restrictions and requirements, as the most reasonable and equitable under the circumstances:

i)	During the term of this Agreement and anytime thereafter, Consultant will take all reasonable steps to ensure the confidentiality of all Proprietary Information and shall not use such Proprietary Information except in connection with the performance of his services to Company;

ii)	upon termination of this Agreement, for whatever reason, Consultant shall return all Company property, including all customer lists and all other records of material containing Proprietary Information, whether prepared personally by Consultant or not, and shall make no further use thereof whatsoever.

c)	The parties agree that a breach of any of the provisions of this section 8 by Consultant may result in irreparable damage and harm to Company and that Company will be without an adequate remedy at law in the event of such breach. Therefore, Consultant agrees that in the event of an actual or threatened breach of this section 8, Company may, at its exclusive remedy, institute and prosecute proceedings in any court of competent jurisdiction to enjoin Consultant from violating said provision of this Agreement, and that in any such proceedings Consultant shall not assert that Company has an adequate remedy at law for the breach by Consultant of said provisions of this Agreement.

9)	Noncompetition. During the term of this Agreement, provided Company has not breached or defaulted in the performance of any of its obligations to Consultant, Consultant shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder (other than a publicly traded company), corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in direct competition with the business of Company as it existed at time of this Agreement, without Company’s prior written consent.

10)	Successors; Binding Agreement.

a)	The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably satisfactory to the Consultant, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Consultant to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Company” shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid that executes and delivers the agreement provided for in this Section 11 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

b)	This Agreement and all rights of the Consultant hereunder shall inure to the benefit of and be enforceable by the Consultant’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. If the Consultant should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Consultant’s devisee, legatee, or other designee or, if there be no such designee, to the Consultant’s estate (any of which is referred to herein as a “Beneficiary”).

11)	Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

Global ePoint, Inc.

339 S. Cheryl Lane

City of Industry, California 91789

Attn: General Counsel

If to the Consultant:

Frederick Sandvick

[to be provided]

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

12)	Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Consultant and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be per formed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

13)	Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14)	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

15)	Laws Applicable to Construction. The interpretation, performance and enforcement of this Agreement and all rights and obligations of the parties hereunder shall be governed by the laws of the State of California.

16)	Arbitration. Except as set forth in Section 8(b) hereof, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in San Diego, California, or in such other location as may be agreed upon by the parties, in accordance with the rules of the American Arbitration Association then in effect; provided, however, that the Consultant shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Company shall pay directly or reimburse the Consultant for all legal fees incurred by the Consultant in connection with (a) any legal proceeding referred to in the proviso of the first sentence hereof, (b) any arbitration that is commenced by the Consultant pursuant to this Section 16, and (c) any arbitration that is commenced by the Company pursuant to this Section 16 in which the Consultant prevails.

17)	Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all other prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

GLOBAL EPOINT, INC.

By:	/s/ FREDERICK SANDVICK
Name:	Frederick Sandvick
Title:	Chief Executive Officer

VANGUARD STRATEGIES, INC.

By:	/s/ FREDERICK SANDVICK
Name:	Frederick Sandvick
Title:	President

ACKNOWLEDGED AND ACCEPTED MCDIGIT, INC.

By:	/s/ TORESA LOU
Name:	Toresa Lou
Title:	Chief Executive Officer